EXHIBIT 4.3

S&W Seed Company

December __, 2014

Transfer Online, Inc.
512 SW Salmon St.
Portland, OR 97214
Telephone: (503) 227-2950
Facsimile: (503) 227-6874
E-mail: carolyn@transferonline.com
Attention: Carolyn Hall

Re: S&W Seed Company - Lock-Up Agreement

Dear Sir or Madam:

This Lock-Up Agreement is being delivered to you in connection with the Securities Purchase Agreement (the "Purchase Agreement"), dated as of December 30, 2014 (the "Subscription Date") by and among S&W Seed Company (the "Company") and the purchasers party thereto (the "Purchasers"), with respect to the issuance of (i) senior secured convertible debentures of the Company (the "Debentures") pursuant to which shares of the Company's common stock, par value $0.001 per share (the "Common Stock") may be issued and (ii) warrants (the "Warrants") which Warrants will be exercisable to purchase Common Stock. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.

In order to induce the Purchasers to enter into the Purchase Agreement, the undersigned agrees that, commencing on the date hereof and ending on the date that is 90 days after the earlier of (i) the Effective Date of the Registration Statement and (ii) provided that the Company is in compliance with its current public information requirement under Rule 144(c)(1), the date on which sales of the shares of Common Stock issuable pursuant to the Debentures and the Warrants are available for resale under Rule 144 (the "Lock-Up Period"), without the prior written consent of the Lead Investor, which consent may be withheld in its sole discretion for any reason or no reason, the undersigned will not, and will cause all affiliates (as defined in Rule 144) of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned not to, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of Common Stock or Common Stock Equivalents, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of Common Stock or Common Stock Equivalents owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Commission (which, for purposes of certainty, are the same shares of Common Stock that are subject to the Voting Agreement entered into by the Undersigned on or about the date hereof) (collectively, the "Undersigned's Shares"), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Undersigned's Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise, (iii) make any demand or exercise any right to cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or Common Stock Equivalents or (iv) publicly disclose the intention to do any of the foregoing.

The foregoing restriction is expressly agreed to preclude the undersigned, and any affiliate of the undersigned and any person in privity with the undersigned or any affiliate of the undersigned, from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if the Undersigned's Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned's Shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned's Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value; (iii) pursuant to any Rule 10b5-1 stock trading plans that are in effect as of September 1, 2014, provided that such Rule 10b5-1 stock trading plans are not amended, modified or changed on or after such date; (iv) pursuant to a final decree of a divorce or upon death of the undersigned; or (v) that are issuable upon exercise of stock options outstanding as of the Subscription Date that expire on March 9, 2015 and June 15, 2015, provided that such stock options are not amended, modified or changed on or after the Subscription Date. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned now has, and, except as contemplated by the immediately preceding sentence, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent (the "Transfer Agent") and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

In order to enforce this covenant, the Company shall impose irrevocable stop-transfer instructions preventing the Transfer Agent from effecting any actions in violation of this Lock-Up Agreement.

The undersigned acknowledges that the execution, delivery and performance of this Lock-Up Agreement is a material inducement to each Purchaser to complete the transactions contemplated by the Purchase Agreement and that the Company shall be entitled to specific performance of the undersigned's obligations hereunder. The undersigned hereby represents that the undersigned has the power and authority to execute, deliver and perform this Lock-Up Agreement, that the undersigned has received adequate consideration therefor and that the undersigned will indirectly benefit from the closing of the transactions contemplated by the Purchase Agreement.

The undersigned understands and agrees that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument.

All questions concerning the construction, validity, enforcement and interpretation of this Lock-Up Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law thereof.

[Remainder of page intentionally left blank]

Very truly yours,

______________________________
Exact Name of Shareholder

______________________________
Authorized Signature

______________________________
Title

Agreed to and Acknowledged:

S&W SEED COMPANY

By: _______________________
Name:
Title: